Exhibit 99.1

Yappn Signs Agreement to Purchase Patent and Ecommerce Language Services Assets

May 26, 2015

NEW YORK, May 26, 2015 (GLOBE NEWSWIRE) -- Yappn Corp. ("Yappn" or "Company") (OTCQB:YPPN) a leader in real-time language technology and translation is pleased to announce that it has signed a non-binding letter of intent to acquire key assets of Ortsbo Inc., a division of Intertainment Media Inc. (TSX-V:INT) (OTC:ITMTF) (FRA:I4T), ("Intertainment") including US Patent No. 8,983,850 B2, proprietary language services technology assets, know how related to Ecommerce and Customer Care and business contracts for a total purchase price of US $17 Million. The terms of the agreement include the assumption of up to US $1 Million in debt and US $16 Million in equity. The transaction and terms are subject to the execution of definitive agreements between the parties and both parties will be required to obtain all necessary approvals, including shareholder approval, if required.

Under the Services Agreement, as subsequently amended October 24, 2013, between Yappn, Intertainment and Intertainment's Ortsbo subsidiaries (Ortsbo, Inc., a corporation organized under the laws of Canada ("Ortsbo Canada"), and Ortsbo USA, Inc., a Delaware corporation ("Ortsbo USA" and, collectively with Ortsbo Canada, "Ortsbo"), Yappn was granted the first right of refusal to purchase the Ortsbo platform and all its assets and operations for a period of two years from the date of the amendment.

Yappn is negotiating for the purchase of those assets along with a concurrent preferred share financing of up to a maximum of US $6 Million, supported by its secured line of credit holders, and has executed a non-binding letter of intent with Winterberry Investments Inc. a private company, led by Mr. David Berry, to facilitate this transaction and manage as well as to advise on Yappn's future capital programs. As part of the transaction, Intertainment will be seeking to retire certain Ortsbo related financing obligations and minority shareholder interests.

The additional capital will be used to roll out Yappn's global Ecommerce expansion programs, enabling online Ecommerce technology companies, online vendors and development partners to enable real-time language programs to service a growing global audience.

This acquisition provides Yappn with complete ownership of the technology and the ability to focus its efforts on the entire suite of Ecommerce, including marketing and social media, online store and shopping carts, as well as online customer care in 67 languages. Additionally, all agreements with TranzActive (Ortsbo operating name), including its current agreement to receive 20% of Yappn's client, Digital Widget Factory's net profit, and the development of Wonring.com, announced April 8, 2015, will transfer to Yappn. As previously announced, on December 1, 2014, Yappn signed an agreement with Digital Widget Factory to create a global content delivery and management platform and produce up to 220 websites in 2015, with anticipated gross revenues of US $3 Million and to date, Yappn has delivered 68 websites, well on track to meet the set expectations of the program.

"We are very excited with the progress of Yappn both as a technology and as a revenue generating business," said David Lucatch, Founder and CEO of Yappn Corp. "Our line of credit team has been very supportive throughout our development and early revenue stage and the acquisition of the patent and technologies, that we have previously licensed, coupled with the agreement to engage with David Berry to lead our capital markets program, enhances opportunities and potential future value of Yappn."

The Company continues to expand its efforts with Ecommerce and communications as it has been testing a number of solutions to enable single language online storefronts to effectively market, sell and support Etailing efforts, including the shopping cart, in multiple languages and is expecting a near term delivery of its framework for commercial revenue programs.

For more information, please visit www.yappn.com

To learn more about Why Language Matters to a growing global economy, visit our blog at www.whylanguagematters.com

About Yappn

Yappn is a real-time multilingual company that amplifies brand and social messaging, expands online commerce and provides customer support by globalizing these experiences with its proprietary approach to language. Through its real-time multilingual amplification platform, Yappn eliminates the language barrier, allowing the free flow of communications in 67 languages.

Yappn focuses on delivering global reach and efficiencies without the need of human intervention, making the language experience immediate through all phases of Ecommerce, online events and content programming.

Yappn Corp. is publicly traded in the U.S. on the OTCQB – symbol "YPPN" Intertainment Media Inc. (TSX-V:INT) (OTC:ITMTF) (FRA:I4T), a leading technology incubator, has a controlling interest in Yappn Corp.

For more information, please visit http://www.yappn.com or contact:

David Lucatch, Founder and CEO

info@yappn.com

or

Jeanny So, VP, Corporate Communications

jeanny@yappn.com

T: 1.800.395.9943      1.800.395.9943 FREE  x 228

To be added to the news release distribution list, please email: jeanny@yappn.com with the word "News" on the subject line.

Forward Looking Information

Legal Notice and Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, and those preceded by or that include the words "believes," "expects," "given," "targets," "intends," "anticipates," "plans," "projects," "forecasts" or similar expressions, are "forward-looking statements." Although Yappn Corp.'s management believes that such forward-looking statements are reasonable; it cannot guarantee that such expectations are, or will be, correct. These forward-looking statements involve a number of risks and uncertainties, which could cause the Company's future results to differ materially from those anticipated. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in the Company's filings with the SEC including the Current Report on Form 8-K filed on April 3, 2013 and each subsequently filed Quarterly Report on Form 10-Q and Current Report on Form 8-K. The Company assumes no obligation to update any of the information contained or referenced in this press release.

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